Exhibit 99

Sealed Air Corporation
Park 80 East
Saddle Brook, NJ 07663-5291

for release: July 27, 2005	Contact:	Eric D. Burrell
201-791-7600

SEALED AIR REPORTS RECORD SALES IN SECOND QUARTER

Achieves 10% Sales Growth

SADDLE BROOK, N.J., Wednesday, July 27, 2005 – Sealed Air Corporation (NYSE:SEE) reported diluted earnings per common share of $0.66 for the second quarter of 2005, compared with prior year earnings per common share of $0.64.  Sealed Air’s net sales for the quarter increased 10% to $1.02 billion, compared with $924 million in 2004.

Commenting on the Company’s operating performance, William V. Hickey, President and Chief Executive Officer, stated:

“We are pleased to report that both our food packaging segment and our protective packaging segment demonstrated broad-based sales growth during the quarter.  We experienced double-digit sales growth in our businesses in Latin America and Asia Pacific, and we also saw improvement in Europe.  Resin prices moderated during the quarter and we expect to realize the benefits more fully in the third quarter.  Also during the quarter, we used our strong cash flow to repurchase $35 million of our common stock.”

Commenting on the Company’s outlook, Mr. Hickey stated:

“We are encouraged about Sealed Air’s prospects for the second half of the year.  We expect to realize additional savings from our profit improvement initiatives introduced during the fourth quarter of last year.  Our supply chain efforts should also favorably impact our future operating performance.  On the food packaging side of the business, we are expecting improving U.S. beef market conditions for the remainder of the year.  This follows the recent appeals court ruling lifting the preliminary injunction that blocked imports of cattle from Canada.  Our global presence will enable us to continue to provide the broadest product offering and highest level of packaging expertise to meet the needs of our customers around the world.  We reaffirm our current full year diluted earnings per common share guidance of $2.80 to $2.90 assuming continued steady growth in the global economy and average resin prices that are relatively consistent with the first half of the year.”

Financial Highlights for the Second Quarter

•                  Net sales increased 10% to $1.02 billion compared with $924 million for the second quarter of 2004.  The increase in net sales principally resulted from the combined impact of $36 million in volume growth, a $28 million favorable change in product price/mix and a $30 million favorable effect of foreign currency translation.  Excluding the positive effect of foreign currency translation, net sales would have increased 7%.

•                  Gross profit increased to $296 million, or 29.0% of net sales, compared with $283 million, or 30.6% of net sales, for the second quarter of 2004.  The increase in gross profit was attributable to the sales growth in the quarter.  The decline in gross profit as a percentage of net sales was due to petrochemical-related raw material cost increases that were offset in part by selling price increases.

•                  Marketing, administrative and development expenses increased to $170 million compared with $155 million for the second quarter of 2004.  One-third of the increase in these expenses was due to the effect of foreign currency translation.  As a percentage of net sales, these expenses declined to 16.6% for the quarter compared with 16.8% in 2004.

•                  Operating profit was $126 million, or 12.4% of net sales, compared with $128 million, or 13.8% of net sales, in the second quarter of 2004.

•                  Interest expense increased to $38 million compared with $37 million in the second quarter of 2004.  The increase was primarily due to the impact of higher interest rates on the Company’s outstanding interest rate swaps, partially offset by the interest savings resulting from the redemption of the entire outstanding principal amount, $177.5 million, of the Company’s 8.75% senior notes due July 2008, and the repurchase of $22.7 million face amount of its 6.95% senior notes due May 2009, both completed in the fourth quarter of 2004.

•                  Other income, net, was $5.8 million compared with $0.4 million in the second quarter of 2004.  The increase was primarily due to net foreign exchange gains in the quarter compared with net foreign exchange losses last year, along with an increase in interest income compared with the prior year due to higher interest rates earned on our invested cash.

•                  The Company’s effective income tax rate was 33.3% compared with 32.4% in the second quarter of 2004.

Business Segment Review

Food Packaging Segment

The Company’s food packaging segment net sales for the second quarter increased 11% to $635 million compared with $570 million last year.  Improving volumes in North America and Europe complemented continued strong sales growth in Asia Pacific and Latin America.  The segment also benefited from a favorable shift in product price/mix of $20 million during the quarter, which includes approximately $5.6 million related to unearned customer rebates.  Excluding the $20 million positive effect of foreign currency translation, segment net sales would have increased 8%.  Operating profit for the second quarter was $83 million, or 13.1% of net sales, compared with $72 million, or 12.6% of net sales, in 2004.  The increase in operating profit as a percentage of net sales was due to the favorable change in product price/mix and increased operating efficiencies.

Protective Packaging Segment

The Company’s protective packaging segment net sales for the second quarter increased 9% to $385 million compared with $353 million last year.  The combined impact of global volume growth and positive changes in product price/mix in North America and Europe contributed to growth in the quarter.  Excluding the $10 million positive effect of foreign currency translation, segment net sales would have increased 6%.  Operating profit for the second quarter decreased to $43 million, or 11.3% of net sales, compared with $56 million, or 15.9% of net sales, in 2004.  The decline in operating profit as a percentage of net sales was due to higher raw material costs that were only partially offset by selling price increases.

Web Site and Conference Call Information

Mr. Hickey and David H. Kelsey, the Company’s Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be webcast live on Sealed Air’s web site at www.sealedair.com in the Investor Information section under the Presentations & Events tab.  Listeners should go to the web site prior to the call to register, and to download and install any necessary audio software.  Prior to the call, the Company will also post supplemental financial and statistical information on its web site in the Investor Information section under the Reports & Filings tab.  A replay of the webcast will also be available on the Company’s web site.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (800) 381-2652 (domestic) or (312) 461-9409 (international).  Telephonic replay will be available beginning today at 2:00 p.m. (ET) and ending on Tuesday, August 2, 2005 at 12:00 midnight (ET).  To listen to the replay, please dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 4192560.

Business

Sealed Air is a leading global manufacturer of a wide range of food and protective packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,”

“plans,” “will” and similar expressions.  Actual results may differ materially from these expectations due to a number of factors, such as changes in raw material and energy costs, the effects of animal and food-related health issues, import restrictions, market conditions, tax, interest and exchange rates, the success of new products, restructuring charges, costs and success of information systems projects, the application of new accounting pronouncements, and legal proceedings.  A more extensive list and description of these factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly-available filings with the Securities and Exchange Commission.

SEALED AIR CORPORATION AND SUBSIDIARIES

Results for the periods ended June 30

(Unaudited)

(In millions, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended June 30		% Increase	Six Months Ended June 30		% Increase
	2005	2004	(Decrease)	2005	2004	(Decrease)

Net sales by business segment:
Food packaging	$634.6	$570.3	11	$1,229.5	$1,133.2	8
Protective packaging	385.4	353.4	9	760.2	703.6	8

Total net sales	1,020.0	923.7	10	1,989.7	1,836.8	8

Cost of sales	724.1	640.9	13	1,416.3	1,267.9	12

Gross profit	295.9	282.8	5	573.4	568.9	1
As a % of total net sales	29.0%	30.6%		28.8%	31.0%

Marketing, administrative and development expenses	169.5	155.1	9	328.8	313.8	5
As a % of total net sales	16.6%	16.8%		16.5%	17.1%

Restructuring charges (1)	0.2	—	—	1.2	—	—

Operating profit	126.2	127.7	(1)	243.4	255.1	(5)
As a % of total net sales	12.4%	13.8%		12.2%	13.9%

Interest expense	(38.0)	(37.3)	2	(74.8)	(76.0)	(2)

Other income, net	5.8	0.4	NA	9.0	5.7	58

Earnings before income taxes	94.0	90.8	4	177.6	184.8	(4)

Income taxes	31.3	29.4	6	59.0	63.3	(7)

Net earnings	$62.7	$61.4	2	$118.6	$121.5	(2)
As a % of total net sales	6.1%	6.6%		6.0%	6.6%

Basic earnings per common share (2)	$0.75	$0.73		$1.42	$1.44

Diluted earnings per common share (2)	$0.66	$0.64		$1.24	$1.26

Weighted average number of common shares outstanding:
Basic	83.3	84.2		83.5	84.6

Diluted	98.5	99.4		98.7	99.8

(1) In the second quarter and first six months of 2005, the Company incurred restructuring charges for additional costs relating to its global profit improvement initiatives announced in the fourth quarter of 2004.  The Company had recorded a charge of $33 million in the fourth quarter of 2004 for the cost of these projects to improve the Company’s operating efficiencies and cost structure.

(2) See the Supplementary Information included in this release for the calculation of basic and diluted earnings per common share.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the periods ended June 30

(Unaudited)

(In millions, except per share data)

CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Basic EPS:
Numerator

Net earnings ascribed to common shareholders - basic	$62.7	$61.4	$118.6	$121.5

Denominator

Weighted average number of common shares outstanding - basic	83.3	84.2	83.5	84.6

Basic earnings per common share	$0.75	$0.73	$1.42	$1.44

Diluted EPS:
Numerator
Net earnings ascribed to common shareholders - basic	$62.7	$61.4	$118.6	$121.5

Add: Interest on 3% convertible senior notes, net of income taxes (1)	1.9	1.9	3.9	3.9

Net earnings ascribed to common shareholders - diluted	$64.6	$63.3	$122.5	$125.4

Denominator

Weighted average number of common shares outstanding - basic	83.3	84.2	83.5	84.6

Effect of conversion of 3% convertible senior notes (1)	6.2	6.2	6.2	6.2

Effect of assumed issuance of asbestos settlement shares	9.0	9.0	9.0	9.0

Weighted average number of common shares outstanding - diluted (2)	98.5	99.4	98.7	99.8

Diluted earnings per common share	$0.66	$0.64	$1.24	$1.26

(1) The Company has retroactively applied the Emerging Issues Task Force, known as the EITF, Issue No. 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share,” which requires that the dilutive effect of contingent convertible debt, such as the Company’s 3% convertible senior notes due June 2033, be included in dilutive earnings per common share regardless of whether the contingency permitting holders to convert the debt into shares has been satisfied.

(2) In calculating diluted earnings per common share, the weighted average number of common shares for the quarters and six months ended June 30, 2005 and 2004 provides for the conversion of the Company’s 3% convertible senior notes due June 2033 upon application of EITF Issue No. 04-08, the assumed issuance of nine million shares of common stock reserved for the Company’s previously announced asbestos settlement, which is discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2004, and the exercise of dilutive stock options, net of assumed treasury stock repurchases.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

Results for the periods ended June 30

(Unaudited)

(In millions)

BUSINESS SEGMENT INFORMATION AND CAPITAL EXPENDITURES (2)

BUSINESS SEGMENT INFORMATION:

	Quarter Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004

Operating profit
Food Packaging	$83.1	$71.7	$159.0	$147.3

As a % of food packaging net sales	13.1%	12.6%	12.9%	13.0%

Protective Packaging	43.4	56.2	86.0	108.2

As a % of protective packaging net sales	11.3%	15.9%	11.3%	15.4%

Total segments	126.5	127.9	245.0	255.5

Restructuring charges (1)	(0.2)	—	(1.2)	—

Unallocated corporate operating expenses	(0.1)	(0.2)	(0.4)	(0.4)

Total	$126.2	$127.7	$243.4	$255.1

As a % of total net sales	12.4%	13.8%	12.2%	13.9%

Depreciation and amortization
Food Packaging	$29.0	$28.9	$58.1	$57.9
Protective Packaging	14.8	15.3	29.9	31.0
Total	$43.8	$44.2	$88.0	$88.9

(1) The quarter and six months ended June 30, 2005 includes a $0.1 and $0.5 charge, respectively, related to Food Packaging and a $0.1 and $0.7 charge, respectively, related to Protective Packaging.

	Quarter Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004

CAPITAL EXPENDITURES:	$20.7	$24.0	$41.3	$51.4

(2) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.

SEALED AIR CORPORATION AND SUBSIDIARIES

Supplementary Information

June 30, 2005 and December 31, 2004

(Unaudited)

(In millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2005 (1)	December 31, 2004

ASSETS

Current Assets:

Cash and cash equivalents	$455.1	$358.0

Short-term investments — available-for-sale securities	—	54.1

Notes and accounts receivable, net of allowances for doubtful accounts	642.5	662.5

Inventories	454.0	417.9

Other current assets	117.9	118.7

Total current assets	1,669.5	1,611.2

Property and equipment:
Land and improvements	33.3	35.5
Buildings	508.6	524.9
Machinery and equipment	1,911.6	1,969.6
Other property and equipment	129.8	137.0
Construction-in-progress	58.9	46.5
	2,642.2	2,713.5
Less accumulated depreciation and amortization	1,702.8	1,704.9
Property and equipment, net	939.4	1,008.6

Goodwill	1,947.4	1,953.4

Other assets	272.4	281.8

Total Assets	$4,828.7	$4,855.0

(1) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.

	June 30, 2005 (1)	December 31, 2004

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:

Short-term borrowings	$26.3	$19.8

Current portion of long-term debt	3.5	3.8

Accounts payable	271.8	248.5

Asbestos settlement liability	512.5	512.5

Other current liabilities	416.7	434.9

Income taxes payable	65.6	84.3

Total current liabilities	1,296.4	1,303.8

Long-term debt, less current portion	2,059.6	2,088.0

Deferred income taxes	21.0	26.9

Other liabilities	95.3	102.8

Total Liabilities	3,472.3	3,521.5

Total Shareholders’ Equity	1,356.4	1,333.5

Total Liabilities and Shareholders’ Equity	$4,828.7	$4,855.0

(1) The amounts shown are subject to change prior to the filing of the Company’s upcoming quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.